Exhibit 4

CIG WIRELESS CORP.

BOARD OBSERVATION RIGHTS AGREEMENT

This Board Observation Rights Agreement (this “Agreement”) is made and entered into as of August 1, 2013 by and between CIG Wireless Corp., a Nevada corporation (the “Company”), and Housatonic Equity Partners IV, L.L.C., a Delaware limited liability company (“Housatonic”).

RECITALS

WHEREAS, in connection with that certain Purchase and Sale Agreement, dated of even date herewith, between the Company and Liberty Towers, LLC, a Delaware limited liability company, Housatonic is acquiring shares of the Company's common stock, par value $0.00001 per share (the “Common Stock”); and

WHEREAS, in connection with the acquisition by Housatonic of the Common Stock, the Company desires to provide Housatonic certain Board observation rights.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.           OBSERVATION RIGHTS.  Subject to all terms and conditions of this Agreement, commencing on the date of this Agreement, for so long as Housatonic holds at least five percent (5%) of the issued and outstanding shares of Company Common Stock, Housatonic shall be entitled to have one representative of Housatonic attend all meetings of the Board of Directors of the Company in a nonvoting observer capacity and to receive notice of all meetings of the Company's Board of Directors (the “Observation Rights”). The Observation Rights must be exercised in person and may not utilize any recorded media of any nature or kind.  Housatonic agrees, on behalf of itself and any representative exercising the Observation Rights set forth herein, that so long as it shall exercise its Observation Right (i) it shall hold in strict confidence all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all such information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize the Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires, including, without limitation, if Housatonic is engaged, directly or indirectly, in any activity which the Board of Directors deems to be competitive with the Company.  Housatonic shall not trade in the Common Stock or any other securities of the Company while in possession of material non-public information and Housatonic shall adhere to the securities window trading policies of the Company as in effect from time-to-time.

2.           GENERAL PROVISIONS.

2.1           Notices. All notices, Consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (against receipt), (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (c) five (5) calendar days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses, email address and facsimile numbers set forth below (or to such other addresses, email addresses and facsimile numbers as a party may hereafter designate by similar Notice to the other parties).  Notwithstanding the foregoing, the Company may advise and give notice to Housatonic at any time effective upon delivery in person or by telephone, voicemail, email, or facsimile, of exclusion from any Board meeting with a brief statement of the valid basis for such exclusion.

If to Housatonic:

Housatonic Partners
800 Boylston St., Suite 2220
Boston, Massachusetts  02199
Attention:  Karen Liesching
Telephone No.:  617-399-9220
Fax” (617) 267-5565
e-mail: kliesching@housatonicpartners.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
111 Huntington Avenue
Boston, Massachusetts  02199
Attention:  Susan E. Pravda, Esq.
Telephone No.:  617-342-4000
e-mail: SPravda@foley.com

If to the Company:

CIG Wireless Corp.
Five Concourse Parkway, Suite 3100
Atlanta, GA 30328
Attention:  Paul McGinn, CEO
Telephone No.:  678-332-5000
e-mail: pmcginn@cigwireless.com

with a copy (which shall not constitute notice) to:

Wuersch & Gering LLP
100 Wall Street, 10th Fl.
New York, New York 10005
Attn:  Travis L. Gering, Esq.
Telephone No.:  212-509-5050
Facsimile No.:  610- 819-9104
travis.gering@wg-law.com

2.2           Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the Board Observation Rights and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

2.3           Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this Section 2.3 will be binding upon Investor, the Company, and each permitted successor or assignee of Investor or the Company.

2.4           Governing Law. This Agreement will be governed by and construed under the internal laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to principles of conflict of laws or choice of laws.

2.5           Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.  This Agreement was jointly negotiated and drafted by the parties and shall not be construed against either party as the draftsperson in the event of any ambiguity.

2.6           Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

2.7           Successors And Assigns. Neither party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

2.8           Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

2.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the executing party (or party on whose behalf such signature was executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CIG WIRELESS CORP.

By:          /s/ Paul McGinn
Name: Paul McGinn
Title: President and CEO

HOUSATONIC EQUITY PARTNERS IV, L.L.C.

By:          /s/ William N. Thorndike, Jr.
Name: William N. Thorndike, Jr.
Title:  Managing Director